Q4 News Release

Calgary, January 31, 2023	Exhibit 99.1

Imperial announces fourth quarter 2022 financial and operating results
•Quarterly net income of $1,727 million and cash flow from operating activities of $2,797 million
•Upstream production of 441,000 gross oil-equivalent barrels per day during fourth quarter, driven by continued strength at Kearl and Cold Lake, and higher production at Syncrude
•Maintained strong refining capacity utilization, achieving best ever quarterly utilization of 101 percent
•Returned more than $2.1 billion to shareholders in the fourth quarter, including successful completion of substantial issuer bid
•Declared first quarter dividend of 44 cents per share
•Approved $720 million project to construct largest renewable diesel facility in Canada
•Announcing company-wide goal to achieve net zero (Scope 1 and 2) by 2050 in operated assets

	Fourth quarter			Twelve months
millions of Canadian dollars, unless noted	2022	2021	∆I	2022	2021	∆I
Net income (loss) (U.S. GAAP)	1,727	813	+914	7,340	2,479	+4,861
Net income (loss) per common share, assuming dilution (dollars)	2.86	1.18	+1.68	11.44	3.48	+7.96
Capital and exploration expenditures	488	441	+47	1,490	1,140	+350

Imperial reported estimated net income in the fourth quarter of $1,727 million and cash flow from operating activities of $2,797 million, compared to net income of $2,031 million and cash flow from operating activities of $3,089 million in the third quarter of 2022. Fourth quarter results reflected strong operating performance across all business segments and robust diesel crack spreads, which were offset by lower upstream realizations.
Full-year estimated net income was $7,340 million with cash flow from operating activities of $10,482 million.

“Our financial results this past year are the strongest in company history, driven by record operating performance across our assets,” said Brad Corson, chairman, president and chief executive officer. “Throughout 2022 our operations remained focused on ensuring a stable supply of energy products to Canadian and global markets, supporting continued economic growth and capturing significant value for our shareholders.”

Upstream production in the fourth quarter averaged 441,000 gross oil-equivalent barrels per day, bringing full-year production to 416,000 gross oil-equivalent barrels per day. At Kearl, quarterly total gross production averaged 284,000 barrels per day, in-line with the asset's previous record quarterly production set in the fourth quarter of 2020. Kearl's second half production was the highest in the asset's history, fully recovering from early 2022 cold weather impacts, bringing full-year production to 242,000 total gross barrels per day. At Cold Lake, quarterly gross production averaged 141,000 barrels per day with annual production of 144,000 barrels per day, the highest full-year production since 2018. At Syncrude, quarterly production increased to 87,000 gross barrels per day following the completion of its planned turnaround in the third quarter of 2022, with full-year production of 77,000 barrels per day representing the highest annual production in Syncrude history.

In the Downstream, throughput in the fourth quarter averaged 433,000 barrels per day with capacity utilization of 101 percent, the highest quarterly utilization in company history, as Imperial continues to maximize production to meet Canadian demand. Full-year throughput averaged 418,000 barrels per day with capacity utilization of 98 percent, the highest full-year utilization in company history. Fourth quarter petroleum product sales averaged 487,000 barrels per day, with annual petroleum product sales averaging 475,000 barrels per day.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Q4 News Release

During the quarter, Imperial returned $2,145 million to shareholders, through dividend payments, accelerated completion of the company's annual normal course issuer bid program and successful completion of the company's $1.5 billion substantial issuer bid program in December. Throughout 2022, the company returned over $7 billion to its shareholders. “Imperial continued delivering on its long-standing commitment by returning record cash to shareholders in 2022 through our reliable and growing dividend and industry-leading share repurchase programs,” said Corson.

In January, Imperial announced it will further help Canada achieve its net zero goals by approving a $720 million renewable diesel project located at the company’s Strathcona Refinery near Edmonton. The project will be the largest of its kind in Canada, designed to produce more than one billion litres of renewable diesel annually primarily from locally sourced feedstocks and could help reduce greenhouse gas emissions by about 3 million metric tons per year, as determined in accordance with Canada's Clean Fuel Regulations. Site preparation and initial construction work is underway with renewable diesel production expected to start in early 2025, subject to regulatory approvals.

As part of the company’s efforts to provide solutions that lower the greenhouse gas emissions intensity of our operations and provide lower life-cycle emissions products to our customers, Imperial is implementing a company-wide goal to achieve net zero emissions (Scope 1 and 2) by 2050 in its operated assets through collaboration with government and industry partners. Successful technology development and supportive fiscal and regulatory frameworks will be needed to achieve this goal. This work builds on Imperial’s previously announced net-zero goal for operated oil sands as part of the Pathways Alliance initiative, as well as the company’s 2030 emission intensity reduction goal for operated oil sands. The company plans to achieve its net zero goal by applying oil sands recovery technologies that use less steam, implementing carbon capture and storage and implementing efficiency projects including the use of lower carbon fuels at its operations.

“We continue to make progress on advancing lower-carbon solutions that support our journey to net zero, including our strategic growth investment in the Strathcona Renewable Diesel project,” said Corson. “This project will create jobs for the local economy, help our customers reduce their emissions and further enhance Imperial’s low-carbon product offering.”

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED
Fourth quarter highlights
•Net income of $1,727 million or $2.86 per share on a diluted basis, up from $813 million or $1.18 per share in the fourth quarter of 2021.
•Cash flows from operating activities of $2,797 million, up from $1,632 million in the same period of 2021. Cash flows from operating activities excluding working capital1 of $2,452 million, up from $1,648 million in the same period of 2021.
•Capital and exploration expenditures totaled $488 million, up from $441 million in the fourth quarter of 2021.
•The company returned $2,145 million to shareholders in the fourth quarter of 2022, including $211 million in dividends paid and $1,934 million in share repurchases, through its normal course issuer bid and completion of the $1,500 million substantial issuer bid program in December.
•Production averaged 441,000 gross oil-equivalent barrels per day, compared to 445,000 gross oil-equivalent barrels per day in the same period of 2021. Adjusting for the sale of XTO Energy Canada, which closed in the third quarter of 2022, production increased by 11,000 gross oil-equivalent barrels per day compared to the same period in 2021.
•Total gross bitumen production at Kearl averaged 284,000 barrels per day (201,000 barrels Imperial's share), in-line with the asset's previous record quarterly production set in the fourth quarter of 2020 and up from 270,000 barrels per day (191,000 barrels Imperial's share) in the fourth quarter of 2021.
•Gross bitumen production at Cold Lake averaged 141,000 barrels per day, compared to 142,000 barrels per day in the fourth quarter of 2021.
•The company's share of gross production from Syncrude averaged 87,000 barrels per day, up from 79,000 barrels per day in the fourth quarter of 2021.
•Refinery throughput averaged 433,000 barrels per day, up from 416,000 barrels per day in the fourth quarter of 2021. Capacity utilization reached 101 percent, the highest quarterly utilization in company history, up from 97 percent in the fourth quarter of 2021, as the company continues to maximize production to meet Canadian demand.
•Petroleum product sales were 487,000 barrels per day, compared to 496,000 barrels per day in the fourth quarter of 2021.
•Chemical net income of $41 million in the quarter, compared to $64 million in the fourth quarter of 2021. Lower income was primarily driven by lower polyethylene margins.
•Approved $720 million project to construct largest renewable diesel facility in Canada. The project, located at Imperial's Strathcona Refinery near Edmonton, is designed to produce more than one billion litres of renewable diesel annually, primarily from locally sourced feedstocks and could help reduce greenhouse gas emissions by about 3 million metric tonnes per year, as determined in accordance with Canada's Clean Fuel Regulations. Site preparation and initial construction work is underway with renewable diesel production expected to start in early 2025, subject to regulatory approvals.
•Announcing company-wide goal to achieve net zero (Scope 1 and 2) by 2050 in operated assets, through collaboration with government and industry partners. This builds on Imperial’s previously announced net zero goal for operated oil sands as part of the Pathways Alliance initiative, as well as the company’s 2030 emission intensity reduction goal for its operated oil sands.
•The Pathways Alliance entered into a Carbon Sequestration Evaluation Agreement with the Government of Alberta, enabling the Alliance to immediately start a detailed evaluation of its proposed geological storage hub, which would be one of the world’s largest carbon capture and storage projects.
1 non-GAAP financial measure - see attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED
Recent business environment
During the COVID-19 pandemic, industry investment to maintain and increase production capacity was restrained to preserve capital, resulting in underinvestment and supply tightness as demand for petroleum and petrochemical products recovered. Across late 2021 and the first half of 2022, this dynamic, along with supply chain constraints, and a continuation of demand recovery, led to a steady increase in oil and natural gas prices and refining margins.
Demand for petroleum and petrochemical products has grown in 2022, with the company's financial results benefiting from stronger prices and margins. Commodity and product prices are expected to remain volatile given the current global economic uncertainty and geopolitical events affecting supply and demand.
The general rate of inflation in Canada and many other countries experienced a brief decline in the initial stage of the COVID-19 pandemic, before starting to increase steadily in 2021 due to imbalanced recoveries between supply and demand in the global economy. The underlying factors include, but are not limited to, supply chain disruptions, shipping bottlenecks, labour constraints, and side effects from monetary and fiscal expansions. Prices for services and materials continue to respond to the fast changing dynamics involving economic growth, overall inflation, commodity markets, and industry activities. The company closely monitors market trends and works to mitigate both operating and capital cost impacts in all price environments through efficient project management practices, and general productivity improvements.

Operating results
Fourth quarter 2022 vs. fourth quarter 2021

	Fourth Quarter
millions of Canadian dollars, unless noted	2022	2021
Net income (loss) (U.S. GAAP)	1,727	813
Net income (loss) per common share, assuming dilution (dollars)	2.86	1.18

Upstream
Net income (loss) factor analysis
millions of Canadian dollars

Price – Lower bitumen realizations were primarily driven by the widening WTI/WCS spread. Average bitumen realizations decreased by $5.68 per barrel generally in line with WCS, and synthetic crude oil realizations increased by $22.68 per barrel.

Volumes – Higher volumes were the result of improved plant performance at Kearl and lower unplanned downtime at Syncrude, partially offset by the absence of XTO Energy Canada production following the divestment in the third quarter of 2022.

Royalty – Higher royalties primarily driven by improved commodity prices.

Other – Favourable foreign exchange impacts of about $160 million, partially offset by higher operating expenses of about $70 million, resulting primarily from higher energy prices.

IMPERIAL OIL LIMITED
Marker prices and average realizations

	Fourth Quarter
Canadian dollars, unless noted	2022	2021
West Texas Intermediate (US$ per barrel)	82.58	77.04
Western Canada Select (US$ per barrel)	57.00	62.49
WTI/WCS Spread (US$ per barrel)	25.58	14.55
Bitumen (per barrel)	59.85	65.53
Synthetic crude oil (per barrel)	115.22	92.54
Average foreign exchange rate (US$)	0.74	0.79

Production

	Fourth Quarter
thousands of barrels per day	2022	2021
Kearl (Imperial's share)	201	191
Cold Lake	141	142
Syncrude (a)	87	79

Kearl total gross production (thousands of barrels per day)	284	270
(a) In the fourth quarter of 2022, Syncrude gross production included about 2 thousand barrels per day of bitumen and other products (2021 - 3 thousand barrels per day) that were exported to the operator's facilities using an existing interconnect pipeline.

Higher production at Kearl was primarily driven by improved plant performance and the absence of extreme cold weather in December 2021.

Downstream
Net income (loss) factor analysis
millions of Canadian dollars

Margins – Higher margins primarily reflect improved market conditions.

Other – Improved volumes of about $60 million, favourable foreign exchange impacts of about $60 million, absence of the prior year unfavourable out-of-period inventory adjustment of $60 million, partially offset by higher operating expenses of about $50 million.

Refinery utilization and petroleum product sales

	Fourth Quarter
thousands of barrels per day, unless noted	2022	2021
Refinery throughput	433	416
Refinery capacity utilization (percent)	101	97
Petroleum product sales	487	496

Improved refinery throughput in the fourth quarter of 2022 was primarily driven by economic optimization across the downstream supply chain.

IMPERIAL OIL LIMITED
Chemicals
Net income (loss) factor analysis
millions of Canadian dollars

Corporate and other

	Fourth Quarter
millions of Canadian dollars	2022	2021
Net income (loss) (U.S. GAAP)	(33)	(46)

Liquidity and capital resources

	Fourth Quarter
millions of Canadian dollars	2022	2021
Cash flow generated from (used in):
Operating activities	2,797	1,632
Investing activities	(473)	(399)
Financing activities	(2,151)	(955)
Increase (decrease) in cash and cash equivalents	173	278

Cash and cash equivalents at period end	3,749	2,153

Cash flow generated from operating activities primarily reflects higher Upstream realizations, improved Downstream margins, and favourable working capital impacts.

Cash flow used in investing activities primarily reflects higher additions to property, plant and equipment.

Cash flow used in financing activities primarily reflects:

	Fourth Quarter
millions of Canadian dollars, unless noted	2022	2021
Dividends paid	211	188
Per share dividend paid (dollars)	0.34	0.27
Share repurchases (a)	1,934	761
Number of shares purchased (millions) (a)	27.3	17.5
(a)Share repurchases were made under the company's normal course issuer bid program, and substantial issuer bid that commenced on November 4, 2022 and expired on December 9, 2022. Includes shares purchased from Exxon Mobil Corporation concurrent with, but outside of the normal course issuer bid, and by way of a proportionate tender under the company's substantial issuer bid.

The company completed share repurchases under its normal course issuer bid on October 21, 2022.

On November 4, 2022, the company commenced a substantial issuer bid pursuant to which it offered to purchase for cancellation up to $1.5 billion of its common shares through a modified Dutch auction and proportionate tender offer. The substantial issuer bid was completed on December 14, 2022, with the company taking up and paying for 20,689,655 common shares at a price of $72.50 per share, for an aggregate purchase of $1.5 billion and 3.4 percent of Imperial's issued and outstanding shares at the close of business on
October 31, 2022. This included 14,399,985 shares purchased from Exxon Mobil Corporation by way of a proportionate tender to maintain its ownership percentage at approximately 69.6 percent.

IMPERIAL OIL LIMITED
Full-year 2022 vs. full-year 2021

	Twelve Months
millions of Canadian dollars, unless noted	2022	2021
Net income (loss) (U.S. GAAP)	7,340	2,479
Net income (loss) per common share, assuming dilution (dollars)	11.44	3.48
Net income (loss) excluding identified items[1]	7,132	2,479

Current year results include favourable identified items1 of $208 million related to the company's gain on the sale of interests in XTO Energy Canada.

Upstream
Net income (loss) factor analysis
millions of Canadian dollars
Price – Higher realizations were generally in line with increases in marker prices, driven primarily by increased demand. Average bitumen realizations increased by $26.76 per barrel generally in line with WCS, and synthetic crude oil realizations increased by $43.85 per barrel.

Volumes – Lower volumes were primarily the result of downtime at Kearl in the first half of the year, partly offset by higher production at Syncrude and Cold Lake.

Royalty – Higher royalties primarily driven by improved commodity prices.

Identified Items1 – Current year results include favourable identified items1 related to the company's gain on the sale of interests in XTO Energy Canada.

Other – Higher operating expenses of about $500 million, primarily from higher energy prices, partially offset by favourable foreign exchange impacts of about $270 million, and higher electricity sales at Cold Lake of about $60 million due to increased prices.

Marker prices and average realizations

	Twelve Months
Canadian dollars, unless noted	2022	2021
West Texas Intermediate (US$ per barrel)	94.36	68.05
Western Canada Select (US$ per barrel)	76.28	54.96
WTI/WCS Spread (US$ per barrel)	18.08	13.09
Bitumen (per barrel)	84.67	57.91
Synthetic crude oil (per barrel)	125.46	81.61
Average foreign exchange rate (US$)	0.77	0.80

[1] non-GAAP financial measure - see Attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED
Production

	Twelve Months
thousands of barrels per day	2022	2021
Kearl (Imperial's share)	172	186
Cold Lake	144	140
Syncrude (a)	77	71

Kearl total gross production (thousands of barrels per day)	242	263
(a) In 2022, Syncrude gross production included about 3 thousand barrels per day of bitumen and other products (2021 - 1 thousand barrels per day) that were exported to the operator's facilities using an existing interconnect pipeline.

Lower production at Kearl was primarily a result of downtime in the first half of the year.

Downstream
Net income (loss) factor analysis
millions of Canadian dollars

Margins – Higher margins primarily reflect improved market conditions.

Other – Lower turnaround impacts of about $140 million, reflecting the absence of turnaround activities at Strathcona refinery, improved volumes of about $130 million, favourable foreign exchange impacts of about $120 million, absence of the prior year unfavourable out-of-period inventory adjustment of $74 million, partially offset by higher operating expenses of about $190 million.

Refinery utilization and petroleum product sales

	Twelve Months
thousands of barrels per day, unless noted	2022	2021
Refinery throughput	418	379
Refinery capacity utilization (percent)	98	89
Petroleum product sales	475	456

Improved refinery throughput in 2022 was primarily driven by increased demand and reduced turnaround activity.

Improved petroleum product sales in 2022 primarily reflects increased demand.

IMPERIAL OIL LIMITED
Chemicals
Net income (loss) factor analysis
millions of Canadian dollars

Margins – Lower margins primarily reflect weaker industry polyethylene margins.

Corporate and other

	Twelve Months
millions of Canadian dollars	2022	2021
Net income (loss) (U.S. GAAP)	(131)	(172)

Liquidity and capital resources

	Twelve Months
millions of Canadian dollars	2022	2021
Cash flow generated from (used in):
Operating activities	10,482	5,476
Investing activities	(618)	(1,012)
Financing activities	(8,268)	(3,082)
Increase (decrease) in cash and cash equivalents	1,596	1,382

Cash flow generated from operating activities primarily reflects higher Upstream realizations, improved Downstream margins, and favourable working capital impacts.

Cash flow used in investing activities primarily reflects higher additions to property, plant and equipment, which were partially offset by proceeds from the sale of interests in XTO Energy Canada.

Cash flow used in financing activities primarily reflects:

	Twelve Months
millions of Canadian dollars, unless noted	2022	2021
Dividends paid	851	706
Per share dividend paid (dollars)	1.29	0.98
Share repurchases (a)	6,395	2,245
Number of shares purchased (millions) (a)	93.9	56.0
(a)Share repurchases were made under the company’s normal course issuer bid program, and substantial issuer bids that commenced on May 6, 2022 and November 4, 2022, and expired on June 10, 2022 and December 9, 2022, respectively. Includes shares purchased from Exxon Mobil Corporation concurrent with, but outside of, the normal course issuer bid, and by way of a proportionate tender under the company’s substantial issuer bids.

On June 27, 2022, the company announced that it had received final approval from the Toronto Stock Exchange for a new normal course issuer bid to continue its then existing share repurchase program. The program enabled the company to purchase up to a maximum of 31,833,809 common shares during the period
June 29, 2022 to June 28, 2023. The program completed on October 21, 2022 as a result of the company purchasing the maximum allowable number of shares under the program.

IMPERIAL OIL LIMITED
On May 6, 2022, the company commenced a substantial issuer bid pursuant to which it offered to purchase for cancellation up to $2.5 billion of its common shares through a modified Dutch auction and proportionate tender offer. The substantial issuer bid was completed on June 15, 2022, with the company taking up and paying for 32,467,532 common shares at a price of $77.00 per share, for an aggregate purchase of $2.5 billion and 4.9 percent of Imperial’s issued and outstanding shares at the close of business on May 2, 2022. This included 22,597,379 shares purchased from Exxon Mobil Corporation by way of a proportionate tender to maintain its ownership percentage at approximately 69.6 percent.

On November 4, 2022, the company commenced a substantial issuer bid pursuant to which it offered to purchase for cancellation up to $1.5 billion of its common shares through a modified Dutch auction and proportionate tender offer. The substantial issuer bid was completed on December 14, 2022, with the company taking up and paying for 20,689,655 common shares at a price of $72.50 per share, for an aggregate purchase of $1.5 billion and 3.4 percent of Imperial's issued and outstanding shares at the close of business on
October 31, 2022. This included 14,399,985 shares purchased from Exxon Mobil Corporation by way of a proportionate tender to maintain its ownership percentage at approximately 69.6 percent.

During the third quarter of 2022, the company decreased its long-term debt by $1 billion by partially repaying an existing facility with an affiliated company of ExxonMobil.

Key financial and operating data follow.

IMPERIAL OIL LIMITED
Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, project, predict, target, estimate, expect, strategy, outlook, schedule, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to continuing to maximize production to meet Canadian fuel demand; the company’s planned renewable diesel complex at Strathcona, including project cost, production estimates, expected sources of feedstock, projections regarding expected reductions in greenhouse gas emissions in comparison to conventional fuels, expected start up in early 2025, and timing of regulatory approvals; the ability for the renewable diesel project to create jobs, help customers reduce emissions and enhance the company’s low carbon product offering; continuing to advance lower-carbon solutions supporting the company’s journey to net zero; the company’s ongoing efforts to provide solutions that lower the greenhouse gas emissions intensity of operations and provide lower life-cycle emissions products to customers; the company-wide goal to achieve net zero emissions (Scope 1 and 2) by 2050 in its operated assets through collaboration with government and industry partners; the company’s 2030 emission intensity reduction goal for operated oil sands assets; the impact and ability to apply recovery technologies, carbon capture and storage, and efficiency projects including the use of lower carbon fuels at its operations to achieve lower emissions goals; evaluation of the Pathways Alliance proposed geological storage hub, including the carbon sequestration evaluation agreement with the Government of Alberta; the expectation of commodity and product price volatility; and the continued evolution of inflation and prices for services and materials, its impact on operating and capital cost, and the company’s ability to mitigate these costs.

Forward-looking statements are based on the company's current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; production rates, growth and mix across various assets; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets, including its investment in the renewable diesel complex at Strathcona; the adoption and impact of new facilities or technologies on reductions to GHG emissions intensity, including but not limited to Strathcona renewable diesel, carbon capture and storage including in connection with hydrogen for the renewable diesel project, recovery technologies and efficiency projects and any changes in the scope, terms, or costs of such projects; for renewable diesel, the availability and cost of locally-sourced and grown feedstock and the supply of renewable diesel to British Columbia in connection with its low-carbon fuel legislation; the amount and timing of emissions reductions, including the impact of lower carbon fuels; that any required support from policymakers and other stakeholders for various new technologies such as carbon capture and storage will be provided; performance of third party service providers; receipt of regulatory approvals in a timely manner; refinery utilization; applicable laws and government policies, including with respect to climate change, GHG emissions reductions and low carbon fuels; the ability to offset any ongoing inflationary pressures; capital allocation including shareholder returns, and capital and environmental expenditures; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets; and commodity prices, foreign exchange rates and general market conditions could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices, the impact of COVID-19 on demand and the occurrence of wars; availability and allocation of capital; the receipt, in a timely manner, of regulatory and third-party approvals, including for new technologies that will help the company meet its lower emissions goals; the results of research programs and new technologies, the ability to bring new technologies to commercial scale on a cost-competitive basis, and the competitiveness of alternative energy and other emission reduction technologies; failure or delay of supportive policy and market development for the adoption of emerging lower emission energy technologies and other technologies that support emissions reductions; political or regulatory events, including changes in law or government policy, environmental regulation including climate change and greenhouse gas regulation, and actions in response to COVID-19; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; availability and performance of third-party service providers, including in light of restrictions related to COVID-19; environmental risks inherent in oil and gas exploration and production activities; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; operational hazards and risks; cybersecurity incidents, including increased reliance on remote working arrangements; currency exchange rates; general economic conditions; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of

IMPERIAL OIL LIMITED
financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Imperial’s company-wide net-zero goal (Scope 1 and 2) by 2050 is backed by a comprehensive approach centered on detailed emission-reduction roadmaps for its major operated assets. Roadmaps may be updated as needed to reflect technology, policy and other developments, including the development and acquisition of major operated assets. Actions needed to advance the company’s 2030 greenhouse gas emissions intensity reductions plans are incorporated into its medium-term business plans, which are updated annually. The reference case for planning beyond 2030 is based on the ExxonMobil’s Energy Outlook research and publication, which contains demand and supply projections based on assessment of current trends in technology, government policies, consumer preferences, geopolitics, and economic development. Reflective of the existing global policy environment, the Energy Outlook does not project the degree of required future policy and technology advancement and deployment for the world, or Imperial, to meet net-zero goals by 2050. As future policies and technology advancements emerge, they will be incorporated into the Outlook, and the company’s business plans will be updated accordingly.

Individual projects or opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, company planning process, and alignment with our partners and other stakeholders. The company’s plans to reduce emissions are good-faith efforts based on current relevant data and methodology, which could be changed or refined.

IMPERIAL OIL LIMITED

			Attachment I

	Fourth Quarter		Twelve Months
millions of Canadian dollars, unless noted	2022	2021	2022	2021

Net Income (loss) (U.S. GAAP)
Total revenues and other income	14,453	12,312	59,670	37,590
Total expenses	12,174	11,201	50,186	34,307
Income (loss) before income taxes	2,279	1,111	9,484	3,283
Income taxes	552	298	2,144	804
Net income (loss)	1,727	813	7,340	2,479

Net income (loss) per common share (dollars)	2.87	1.18	11.47	3.48
Net income (loss) per common share - assuming dilution (dollars)	2.86	1.18	11.44	3.48

Other Financial Data
Gain (loss) on asset sales, after tax	—	9	241	43

Total assets at December 31			43,524	40,782

Total debt at December 31			4,155	5,176

Shareholders' equity at December 31			22,413	21,735

Capital employed at December 31			26,593	26,931

Dividends declared on common stock
Total	266	185	932	729
Per common share (dollars)	0.44	0.27	1.46	1.03

Millions of common shares outstanding
At December 31			584.2	678.1
Average - assuming dilution	603.0	689.5	641.5	713.2

IMPERIAL OIL LIMITED

			Attachment II

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2022	2021	2022	2021

Total cash and cash equivalents at period end	3,749	2,153	3,749	2,153

Operating Activities
Net income (loss)	1,727	813	7,340	2,479
Adjustments for non-cash items:
Depreciation and depletion	465	545	1,897	1,977
(Gain) loss on asset sales	(3)	(10)	(158)	(49)
Deferred income taxes and other	281	75	(77)	91
Changes in operating assets and liabilities	345	(16)	1,485	363
All other items - net	(18)	225	(5)	615
Cash flows from (used in) operating activities	2,797	1,632	10,482	5,476

Investing Activities
Additions to property, plant and equipment	(492)	(424)	(1,526)	(1,108)
Proceeds from asset sales	18	24	904	81
Additional investments	—	—	(6)	—
Loans to equity companies - net	1	1	10	15
Cash flows from (used in) investing activities	(473)	(399)	(618)	(1,012)

Cash flows from (used in) financing activities	(2,151)	(955)	(8,268)	(3,082)

IMPERIAL OIL LIMITED

			Attachment III

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2022	2021	2022	2021

Net income (loss) (U.S. GAAP)
Upstream	531	545	3,645	1,395
Downstream	1,188	250	3,622	895
Chemical	41	64	204	361
Corporate and other	(33)	(46)	(131)	(172)
Net income (loss)	1,727	813	7,340	2,479

Revenues and other income
Upstream	4,332	4,252	19,764	15,831
Downstream	15,919	14,453	64,985	34,786
Chemical	422	449	1,976	1,758
Eliminations / Corporate and other	(6,220)	(6,842)	(27,055)	(14,785)
Revenues and other income	14,453	12,312	59,670	37,590

Purchases of crude oil and products
Upstream	1,787	1,712	7,971	7,492
Downstream	13,110	12,980	55,569	29,505
Chemical	260	273	1,330	966
Eliminations	(6,264)	(6,843)	(27,128)	(14,789)
Purchases of crude oil and products	8,893	8,122	37,742	23,174

Production and manufacturing
Upstream	1,438	1,266	5,491	4,661
Downstream	447	406	1,640	1,445
Chemical	80	65	273	210
Eliminations	—	—	—	—
Production and manufacturing	1,965	1,737	7,404	6,316

Selling and general
Upstream	—	—	—	—
Downstream	179	156	653	572
Chemical	23	22	85	90
Eliminations / Corporate and other	55	37	144	122
Selling and general	257	215	882	784

Capital and exploration expenditures
Upstream	364	266	1,128	632
Downstream	94	168	295	476
Chemical	5	2	10	8
Corporate and other	25	5	57	24
Capital and exploration expenditures	488	441	1,490	1,140

Exploration expenses charged to Upstream income included above	1	26	5	32

IMPERIAL OIL LIMITED

		Attachment IV

Operating statistics	Fourth Quarter		Twelve Months
	2022	2021	2022	2021

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Kearl	201	191	172	186
Cold Lake	141	142	144	140
Syncrude (a)	87	79	77	71
Conventional	6	11	8	10
Total crude oil production	435	423	401	407
NGLs available for sale	—	2	1	1
Total crude oil and NGL production	435	425	402	408

Gross natural gas production (millions of cubic feet per day)	37	121	85	120

Gross oil-equivalent production (b)	441	445	416	428
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Kearl	184	179	157	178
Cold Lake	105	119	106	114
Syncrude (a)	77	68	63	62
Conventional	6	11	8	9
Total crude oil production	372	377	334	363
NGLs available for sale	—	1	1	1
Total crude oil and NGL production	372	378	335	364

Net natural gas production (millions of cubic feet per day)	37	112	83	115

Net oil-equivalent production (b)	378	397	349	383
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	277	272	236	264
Cold Lake blend sales (thousands of barrels per day)	186	189	188	187
NGL sales (thousands of barrels per day) (c)	—	—	1	—

Average realizations (Canadian dollars)
Bitumen (per barrel)	59.85	65.53	84.67	57.91
Synthetic crude oil (per barrel)	115.22	92.54	125.46	81.61
Conventional crude oil (per barrel)	67.91	70.09	97.45	59.84
NGL (per barrel)	—	62.07	64.92	35.87
Natural gas (per thousand cubic feet)	5.54	4.92	5.69	3.83

Refinery throughput (thousands of barrels per day)	433	416	418	379
Refinery capacity utilization (percent)	101	97	98	89

Petroleum product sales (thousands of barrels per day)
Gasolines	242	240	229	224
Heating, diesel and jet fuels	180	180	176	160
Lube oils and other products	41	44	47	45
Heavy fuel oils	24	32	23	27
Net petroleum products sales	487	496	475	456
Petrochemical sales (thousands of tonnes)	193	194	842	831
(a) Syncrude gross and net production included bitumen and other products that were exported to the operator’s facilities using an existing interconnect pipeline.
Gross bitumen and other products production (thousands of barrels per day)	2	3	3	1
Net bitumen and other products production (thousands of barrels per day)	2	2	3	1
(b) Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.
(c) NGL sales round to 0 in 2021.

IMPERIAL OIL LIMITED

		Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted (a)
	millions of Canadian dollars	Canadian dollars

2018
First Quarter	516	0.62
Second Quarter	196	0.24
Third Quarter	749	0.94
Fourth Quarter	853	1.08
Year	2,314	2.86

2019
First Quarter	293	0.38
Second Quarter	1,212	1.57
Third Quarter	424	0.56
Fourth Quarter	271	0.36
Year	2,200	2.88

2020
First Quarter	(188)	(0.25)
Second Quarter	(526)	(0.72)
Third Quarter	3	—
Fourth Quarter	(1,146)	(1.56)
Year	(1,857)	(2.53)

2021
First Quarter	392	0.53
Second Quarter	366	0.50
Third Quarter	908	1.29
Fourth Quarter	813	1.18
Year	2,479	3.48

2022
First Quarter	1,173	1.75
Second Quarter	2,409	3.63
Third Quarter	2,031	3.24
Fourth Quarter	1,727	2.86

Year	7,340	11.44
(a)Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.

IMPERIAL OIL LIMITED
Attachment VI

Non-GAAP financial measures and other specified financial measures
Certain measures included in this document are not prescribed by U.S. Generally Accepted Accounting Principles (GAAP). These measures constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G, and “specified financial measures” under National Instrument 52-112 Non-GAAP and Other Financial Measures Disclosure of the Canadian Securities Administrators.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, and other information required by these regulations, have been provided. Non-GAAP financial measures and specified financial measures are not standardized financial measures under GAAP and do not have a standardized definition. As such, these measures may not be directly comparable to measures presented by other companies, and should not be considered a substitute for GAAP financial measures.

Cash flows from (used in) operating activities excluding working capital
Cash flows from (used in) operating activities excluding working capital is a non-GAAP financial measure that is the total cash flows from operating activities less the changes in operating assets and liabilities in the period. The most directly comparable financial measure that is disclosed in the financial statements is cash flows from (used in) operating activities within the company’s Consolidated statement of cash flows. Management believes it is useful for investors to consider these numbers in comparing the underlying performance of the company’s business across periods when there are significant period-to-period differences in the amount of changes in working capital. Changes in working capital is equal to “Changes in operating assets and liabilities” as disclosed in the company’s Consolidated statement of cash flows and in Attachment II of this document. This measure assesses the cash flows at an operating level, and as such, does not include proceeds from asset sales as defined in Cash flows from operating activities and asset sales in the Frequently Used Terms section of the company’s annual Form 10-K.

Reconciliation of cash flows from (used in) operating activities excluding working capital

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2022	2021	2022	2021
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	2,797	1,632	10,482	5,476

Less changes in working capital
Changes in operating assets and liabilities	345	(16)	1,485	363
Cash flows from (used in) operating activities excl. working capital	2,452	1,648	8,997	5,113

IMPERIAL OIL LIMITED
Free cash flow
Free cash flow is a non-GAAP financial measure that is cash flows from operating activities less additions to property, plant and equipment and equity company investments plus proceeds from asset sales. The most directly comparable financial measure that is disclosed in the financial statements is cash flows from (used in) operating activities within the company’s Consolidated statement of cash flows. This measure is used to evaluate cash available for financing activities (including but not limited to dividends and share purchases) after investment in the business.

Reconciliation of free cash flow

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2022	2021	2022	2021
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	2,797	1,632	10,482	5,476

Cash flows from (used in) investing activities
Additions to property, plant and equipment	(492)	(424)	(1,526)	(1,108)
Proceeds from asset sales	18	24	904	81
Additional investments	—	—	(6)	—
Loans to equity companies - net	1	1	10	15
Free cash flow	2,324	1,233	9,864	4,464

Net income (loss) excluding identified items
Net income (loss) excluding identified items is a non-GAAP financial measure that is total net income (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $100 million in a given quarter. The net income (loss) impact of an identified item for an individual segment in a given quarter may be less than $100 million when the item impacts several segments or several periods. The most directly comparable financial measure that is disclosed in the financial statements is net income (loss) within the company’s Consolidated statement of income. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The company believes this view provides investors increased transparency into business results and trends, and provides investors with a view of the business as seen through the eyes of management. Net income (loss) excluding identified items is not meant to be viewed in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. All identified items are presented on an after-tax basis.

Reconciliation of net income (loss) excluding identified items

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2022	2021	2022	2021
From Imperial's Consolidated statement of income
Net income (loss) (U.S. GAAP)	1,727	813	7,340	2,479

Less identified items included in Net income (loss)
Gain/(loss) on sale of assets	—	—	208	—
Subtotal of identified items	—	—	208	—

Net income (loss) excluding identified items	1,727	813	7,132	2,479

IMPERIAL OIL LIMITED
Cash operating costs (cash costs)
Cash operating costs is a non-GAAP financial measure that consists of total expenses, less costs that are non-cash in nature, including, Purchases of crude oil and products, Federal excise taxes and fuel charge, Depreciation and depletion, Non-service pension and postretirement benefit, and Financing. The components of cash operating costs include (1) Production and manufacturing, (2) Selling and general and (3) Exploration, from the company’s Consolidated statement of income, and as disclosed in Attachment III of this document. The sum of these income statement lines serve as an indication of cash operating costs and does not reflect the total cash expenditures of the company. The most directly comparable financial measure that is disclosed in the financial statements is total expenses within the company’s Consolidated statement of income. This measure is useful for investors to understand the company’s efforts to optimize cash through disciplined expense management.

Reconciliation of cash operating costs

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2022	2021	2022	2021
From Imperial's Consolidated statement of Income
Total expenses	12,174	11,201	50,186	34,307
Less:
Purchases of crude oil and products	8,893	8,122	37,742	23,174
Federal excise taxes and fuel charge	563	524	2,179	1,928
Depreciation and depletion	465	545	1,897	1,977
Non-service pension and postretirement benefit	4	10	17	42
Financing	26	22	60	54
Total cash operating costs	2,223	1,978	8,291	7,132

Components of cash operating costs

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2022	2021	2022	2021
From Imperial's Consolidated statement of Income
Production and manufacturing	1,965	1,737	7,404	6,316
Selling and general	257	215	882	784
Exploration	1	26	5	32
Cash operating costs	2,223	1,978	8,291	7,132

Segment contributions to total cash operating costs

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2022	2021	2022	2021
Upstream	1,439	1,292	5,496	4,693
Downstream	626	562	2,293	2,017
Chemicals	103	87	358	300
Corporate / Eliminations	55	37	144	122
Cash operating costs	2,223	1,978	8,291	7,132

IMPERIAL OIL LIMITED
Unit cash operating cost (unit cash costs)
Unit cash operating costs is a non-GAAP ratio. Unit cash operating costs (unit cash costs) is calculated by dividing cash operating costs by total gross oil-equivalent production, and is calculated for the Upstream segment, as well as the major Upstream assets. Cash operating costs is a non-GAAP financial measure and is disclosed and reconciled above. This measure is useful for investors to understand the expense management efforts of the company’s major assets as a component of the overall Upstream segment. Unit cash operating cost, as used by management, does not directly align with the definition of “Average unit production costs” as set out by the U.S. Securities and Exchange Commission (SEC), and disclosed in the company’s SEC Form
10-K.

Components of unit cash operating cost

	Fourth Quarter
	2022				2021
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	1,438	673	327	393	1,266	561	315	333
Selling and general	—	—	—	—	—	—	—	—
Exploration	1	—	—	—	26	—	—	—
Cash operating costs	1,439	673	327	393	1,292	561	315	333

Gross oil-equivalent production	441	201	141	87	445	191	142	79
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	35.47	36.39	25.21	49.10	31.56	31.93	24.11	45.82
USD converted at the quarterly average forex	26.25	26.93	18.66	36.33	24.93	25.22	19.05	36.20
2022 US$0.74; 2021 US$0.79

	Twelve Months
	2022				2021
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	5,491	2,353	1,344	1,563	4,661	1,902	1,117	1,388
Selling and general	—	—	—	—	—	—	—	—
Exploration	5	—	—	—	32	—	—	—
Cash operating costs	5,496	2,353	1,344	1,563	4,693	1,902	1,117	1,388

Gross oil-equivalent production	416	172	144	77	428	186	140	71
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	36.20	37.48	25.57	55.61	30.04	28.02	21.86	53.56
USD converted at the YTD average forex	27.87	28.86	19.69	42.82	24.03	22.42	17.49	42.85
2022 US$0.77; 2021 US$0.80

(a) Upstream includes Imperial's share of Kearl, Cold Lake, Syncrude and other.